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                                                              EXHIBIT 8-B


December 20, 1996

SERVISTAR COAST TO COAST Corporation
1 ServiStar Way
East Butler, PA  16029

Re:  Agreement and Plan of Merger by and betweeen
     Cotter & Company and SERVISTAR COAST TO COAST Corporation

Gentlemen:

We have acted as advisors to SERVISTAR COAST TO COAST Corporation, a Pennsylvania corporation ("SERVISTAR"), in connection with the proposed merger (the "Merger") of SERVISTAR with and into Cotter & Company, a Delaware corporation ("Cotter"), pursuant to the terms of the Agreement and Plan of Merger dated December 9, 1996 (the "Merger Agreement") by and between
SERVISTAR and Cotter, each as described in the Registration Statement on Form S-4 to be filed by Cotter with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 4(b) of Form S-4 under the Securities Act of 1933, as amended, and is conditioned upon receipt of a favorable private letter ruling from the Internal Revenue Service ("IRS") meeting the requirements of Section 8.1(g) of the Merger Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement; (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to orginal documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by us prior to the Effective Date of certain written representations and covenants of SERVISTAR and Cotter.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to SERVISTAR and holders of SERVISTAR stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the references to Coopers & Lybrand, L.L.P. under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Prospectus.

Very truly yours,

Coopers & Lybrand, L.L.P.